Exhibit 3.2





                           Certificate of ELIMINATION

                                       of

                       Series C CONVERSION Preferred Stock

                                       of

                                Tandy Corporation

                             a Delaware corporation



              Pursuant to ss. 151(g) of the General Corporation Law
                            of the State of Delaware



         Pursuant to Section 151(g) of the Delaware General Corporation Law, Tandy Corporation, a Delaware corporation (the "Corporation"), does hereby certify that the following resolutions were duly adopted by the Corporation's Board of Directors on July 24, 1999:

                  RESOLVED, that none of the shares of preferred stock, without par value, of the Corporation designated as Series C Conversion Preferred Stock pursuant to the Certificate of Designation filed by the Corporation with the Secretary of State of the State of Delaware on February 14, 1992 (the "Certificate of Designation") are outstanding and none of such shares will be issued subject to the Certificate of Designation; and

                  RESOLVED FURTHER, that the officers of the Corporation are hereby authorized and directed to prepare and file with the Secretary of State of the State of Delaware a certificate pursuant to Section 151(g) of the Delaware General Corporation Law setting forth this resolution in order to eliminate from the Corporation's certificate of incorporation all matters set forth in the Certificate of Designation with respect to the Series C Conversion Preferred Stock and to do all acts and things which may be necessary or proper in their opinion to carry into effect the purposes and intent of this and the foregoing resolution.


         IN WITNESS WHEREOF, I have executed and subscribed this Certificate of Elimination, as of this 26th day of July, 1999.


                                      TANDY CORPORATION


                                       By:      /s/
                                       Name: Dwain H. Hughes
                                       Title:   Senior Vice President and Chief
                                       Financial Officer